EXHIBIT 10.1

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT


THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "First Amendment") reference _______, dated and effective as of this [ * ] day of [ * ] is by and between ROLLS-ROYCE plc, whose registered office is at 65 Buckingham Gate, London, SW1E 6AT, England, incorporated under the laws of England (Reg. No. 1003142) ("R-R"), and TITANIUM METALS CORPORATION, whose corporate headquarters are located at 1999 Broadway, Suite 4300, Denver, CO 80202, USA, a Delaware corporation ("TIMET"). TIMET and R-R are together referred to as the "Parties."

                                    RECITALS

A. R-R and TIMET have executed an Agreement for Purchase and Sale of Titanium dated as of [ * ] (the "Master Agreement"). Certain capitalized terms used in this First Amendment but not defined herein shall have the meanings ascribed to them in the Master Agreement or in the Exhibits and Schedules thereto, all of which together form and constitute the Master Agreement.

B. The Master Agreement provides, among other things, that R-R will purchase from TIMET and TIMET will sell to R-R a specified volume of certain TIMET Titanium Products identified in the Master Agreement.

C. R-R and TIMET wish to amend the Master Agreement, to include certain additional TIMET Titanium Products within the scope of the Master Agreement, to provide for a new [ * ] by R-R for the newly added, together with certain of the originally identified, TIMET Titanium Products (collectively the [ * ]), and to set forth their mutual commitment in regard to technical and production improvement targets for [ * ].

D. Upon execution by both Parties of this First Amendment, the Master Agreement shall be amended by this First Amendment, and, thereafter, the term "Master Agreement" shall mean that agreement as so amended.

NOW, THEREFORE, the Parties agree that the Master Agreement is amended follows:

                                    AMENDMENT

1.   DEFINITIONS

Section 1 of the Master Agreement shall be amended to add, in the appropriate alphabetical order, the following new definitions:

     [ * ] has the  meaning  given  such term in  Section  4.2(c) of the  Master
           Agreement.

     [ * ].

     [ * ] has the  meaning  given  such term in  Section  4.2(b) of the  Master
           Agreement.

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     [ * ] has the  meaning  given  such term in  Section  4.2(d) of the  Master
           Agreement.

     [ * ] has  the  meaning  given  such  term  in  Section  4.2 of the  Master
           Agreement.

     [ * ] Pricing Schedule" has the meaning given such term in Section 7.1 of the First Amendment.

     "Non-[ * ] means all TIMET Titanium Products other than [ * ].

     [ * ] has the  meaning  given  such term in  Section  6.7(h) of the  Master
           Agreement.

     "R&D" has the  meaning  given  such term in  Section  6.7(f) of the  Master
           Agreement.

     "Shared [ * ]  Improvement [ * ] has the meaning given such term in Section
           6.7of the Master Agreement.

     [ * ] has the  meaning  given  such term in  Section  6.7(f) of the  Master
           Agreement.

2.   [ * ]

The original Section 4.2 of the Master Agreement shall be renumbered as Section 4.3, and a new Section 4.2 shall be added to the Master Agreement as follows:

     4.2 For certain [ * ] purchases of [ * ] by R-R from TIMET, TIMET will [ * ]the [ * ] for such purchases by an [ * ], determined in accordance with the following provisions.

          (a) In the event R-R [ * ] from TIMET [ * ] of [ * ] and [ * ], TIMET will [ * ] the applicable [ * ] for such product(s) identified in the [ * ] by an amount (the [ * ]) determined by the formula described in Sections 4.2(b) through 4.2(d).

          (b)  The [ * ] used to determine the [ * ] is the difference  between:
               (i) the [ * ] of [ * ] plus [ * ] products purchased by R-R from TIMET in a [ * ] (rounded to the nearest [ * ]), and (ii) [ * ]. Provided, however, that the maximum [ * ] in any [ * ] shall be [
               * ], subject to the limitations and  qualifications  contained in
               Section 2.12 of the Common Terms.

          (c) The [ * ] used to calculate the magnitude of the [ * ] applicable to R-R's [ * ] purchase of such [ * ] is [ * ] determined as follows. The maximum [ * ] in any [ * ] shall be limited to [ * ] per [ * ]. Because the maximum [ * ] per [ * ] is limited to [ * ], the [ * ] value for each [ * ] of [ * ] is [ * ].

          (d)  The [ * ] determined in accordance with Section 4.2(c) for each [
               * ] is then multiplied by the [ * ]. The resulting product is the


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               percentage (the [ * ]) by which the price paid by R-R to TIMET in such [ * ] for all relevant products comprising the [ * ] will be [ * ]. The amount of this [ * ] (the [ * ]) will be [ * ].

          (e) In the event the [ * ] of [ * ] and [ * ] together purchased by R-R from TIMET shall exceed [ * ] in any [ * ], the Parties agree to negotiate in good faith to determine the appropriate adjustments to be made to the [ * ] formula. The Parties acknowledge that an [ * ] TIMET production of [ * ] and [ * ] in excess of [ * ] may require an [ * ] of [ * ] by TIMET, and that TIMET will be entitled to [ * ] the [ * ] of such [ * ] that would have been [ * ] to be[ * ] to R-R under this provision had the [ * ] in that [ * ] not exceeded [ * ].

          (f) TIMET will use its best efforts to account for and reconcile the [ * ] purchased during each [ * ] (either directly by R-R or indirectly by other Purchasers under the Master Agreement) by [ * ] of the [ * ] following. TIMET will, as soon as practicable but no later than [ * ] of such following [ * ] to R-R a [ * ] equal to the [ * ] calculated in accordance with this Section 4.2.

3. R-R [ * ] RIGHTS

     3.1 Subsection (a) of Section 5.3 of the Master Agreement shall be deleted in its entirety, and replaced with the following new Subsection (a):

          (a) (i) in its entirety as to all TIMET Titanium Products, or (ii) only as to all TIMET Titanium Products other than [ * ], or (iii) only as to all TIMET Titanium Products other [ * ], by giving written notice to TIMET given not more than [ * ] following its receipt of the results of the audit described in Section 5.2, in the event such audit shall disclose that the [ * ] was [ * ] than [ * ] by [ * ] than [ * ] for the period in question; in which case this Master Agreement shall [ * ] as provided in parts (i),
               (ii) or (iii) above) as of [ * ] of the calendar year following the year in which such notice is given (e.g., [ * ] for a notice of [ * ] given [ * ] with respect to an audit covering the years [ * ], the results of which were provided to R-R on [ * ]; and

     3.2 The following new Subsection (i) shall be added to Section 5.2 of the Common Terms following Subsection 5.2(h) thereof:

          (i) Notwithstanding anything to the contrary contained in Sections 5.2(b), 5.2(c) or 5.2(d) of these Common Terms, R-R may exercise its [ * ] rights described in each such provision as follows: (i) with respect to [ * ] (where the TIMET [ * ] is with respect to [
               * ]); and (ii) with respect to [ * ] (where the TIMET [ * ] is with respect to [ * ]).

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4. CUSTOMER VALUE INITIATIVES

Section 6 of the  Master  Agreement  shall be  amended  by adding  thereto a new
Section 6.7, as follows:

     6.7 TECHNICAL AND PRODUCTION IMPROVEMENT [ * ] SPECIFICALLY APPLICABLE TO [ * ]

          The Parties shall work together through the Customer Value Task Force in support of the following joint technical initiatives aimed at deriving mutual technical and commercial benefits from "Shared [ * ] Improvement [ * ]" throughout the supply chain. These Shared [ * ]
          Improvement [ * ] are more fully described in the following Subsections (a) through (i).

          The Parties both acknowledge and agree that the [ * ] identified in this Section 6.7 represent [ * ]and not [ * ], that working toward each [ * ] will require the mutual commitment of both Parties, and that all efforts of both Parties in furtherance of these [ * ] shall be subject to [ * ] standards.

          The  Parties  further  agree  that the  provisions  contained  in this
          Section 6.7 are specifically intended to apply to [ * ], and that if there are any inconsistencies between Sections 6.1 through 6.6 on the one hand and this Section 6.7 on the other hand, this Section 6.7 shall be interpreted to refer exclusively to [ * ], and Sections 6.1 through 6.6 shall be deemed to refer to all other TIMET Titanium Products except [ * ].

          (a)  Targets  for  Process   Capability   Improvements.   TIMET  shall
               establish a baseline numerate description of its process capability with respect to each significant operation in the method of [ * ], including the following operations: [ * ] control, [ * ] operations, [ * ] operations, [ * ] operations, [
               * ] properties, [ * ] operations, [ * ] control and [ * ] conditions.

               For operations where TIMET identifies process capabilities of [ *
               ],  TIMET  and  R-R  shall   cooperate  to  undertake   immediate
               improvement plans with mutually agreed, targeted time-scales.

               For operations where TIMET identifies process capabilities of [ * ], TIMET and R-R shall cooperate to undertake proposals for [ * ] capability improvement in [ * ], added value to the process.

               The Parties shall work together to improve capabilities, in such of the above referenced areas in which they reach mutual agreement and cooperation as to improvements, by a [ * ] in the [
               * ], after which time [ * ] improvement [ * ] shall be established as an ongoing function of the Customer Value Task Force.

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          (b)  [  *  ]  for  [  *  ]   Improvements.   Specifically   designated
               representatives of TIMET and of R-R, including representatives from [ * ] and any others to be designated by R-R, will work together in an effort to achieve targeted improvements in the [ * ] levels of [ * ]. The Parties will, through their meetings and discussions, mutually agree upon selected improvements that will ultimately be pursued. The Parties presently anticipate that the initial improvements will be targeted at the [ * ] in the [ * ] in the [ * ].

               The Parties will initially [ * ] an improvement [ * ]. TIMET will contribute to the [ * ] improvements by a variety of possible means that may include, among other things, [ * ] refinement, modification to the [ * ] processing [ * ], and refinement to [ * ] cycles.

               Consistent with other confidentiality commitments that each of the Parties may have, the Parties agree to cooperate to the fullest possible extent in the exchange of information, knowledge and expertise (including both internally managed technology programmes and external research and development activities) in working toward these [ * ] improvements with respect to the following goals: (i) minimizing the [ * ] throughout the total manufacturing sequence from [ * ] to [ * ], (ii) achieving [ * ] improvements, and (iii) developing an enhanced understanding of [
               * ] sequences.

          (c) [ * ] for [ * ]. TIMET will provide R-R with its best estimate of a datum point for the [ * ] scales for both [ * ] introduction and for [ * ] (specifically, from the [ * ] in TIMET's processing through delivery of [ * ] to R-R's nominated machinist) [ * ]. The Parties will work toward an [ * ] in each of these [ * ] over a [ * ] period, representing a [ * ] net, aggregate reduction of [ * ] in these [ * ] over such [ * ] period.

               The Parties  understand and acknowledge that [ * ] in [ * ] for [
               * ] necessarily involve commercial entities that are not party to this Master Agreement. Therefore, the Parties each agree to work with such other entities as are identified from time to time, in an effort to better facilitate achieving the [ * ], but acknowledge that such [ * ] cannot be [ * ].

               TIMET further agrees to work toward providing the most rapid possible [ * ] given the existing circumstances to specific project activities and to short-notice changes required or requested by R-R, with a [ * ] of [ * ] an [ * ] level of TIMET [
               * ] to R-R's [ * ]. The Parties agree to work together at all times to ensure that TIMET's [ * ] are harmonised with R-R's [ * ] and [ * ].

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          (d)  [ * ] for [ * ] Improvements. In the interests of [ * ] reduction through increased [ * ] utilisation, the Parties agree to cooperate in establishing a programme of work through which they will jointly develop one or more means directed at achieving a [
               * ] of [ * ] improvement from the [ * ] stages of [ * ]. To this end, the Parties shall work together supporting and linking appropriate resources to achieve the following [ * ]: (i) to develop the consistent [ * ] of [ * ] that should optimally be specified for the safe manufacture of each [ * ], (ii) to develop proposals for the [ * ] with respect to both existing [ * ] and existing [ * ], and (iii) to develop fundamental and radical proposals for the achievement of [ * ] in [ * ].

               The Parties agree to cooperate to work toward timely and cost-effective initiation of trial work that may be required prior to undertaking the steps necessary for testing and validation of proposed new initiatives. The Parties shall undertake such work in light of their due consideration for the [
               * ] of [ * ] for safe [ * ] in the specified [ * ] environment. Where R-R and TIMET are jointly successful in [ * ] the [ * ] of [ * ], the amount of the [ * ] will be [ * ] by R-R and TIMET.

          (e) [ * ] Relating to Rolls-Royce Quality Renaissance. TIMET agrees to work together with R-R in implementing Rolls-Royce Quality Renaissance [ * ], with a [ * ] of achieving reductions in customer related incidents. In furtherance of these targets, the Parties shall each cooperate to:

               (i) Reduce by a [ * ] of one-half the rate of [ * ] during every [ * ] period.

               (ii) Work  together to  establish a mutual  understanding  of the appropriate methodology for defining [ * ] and an acceptable mechanism for evaluating and measuring [ * ] in the relevant contexts. Thereafter, the Parties agree to work together and each to use all commercially reasonable efforts toward the goal of reducing the [ * ], in both [ * ] and in [ * ], by a [ * ] factor of [ * ] during every [ * ] period.

               (iii)Reduce  by a [ * ] of [ * ]  the  [ * ] of [ * ]  and  [ * ]
                    during every [ * ] period.

          (f) [ * ] for Research and Development Activities. TIMET and R-R will each continue to [ * ] both internal and external research and development ("R&D") work at appropriate "Centres of Excellence" to include the appropriate [ * ], in order to work toward improving the Parties' understanding of the effects of [ * ] and [ * ] in [ * ] and [ * ], in the interests of [ * ]and [ * ]. Consistent with each Party's other confidentiality limitations and its necessity of protecting its proprietary technologies, and

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

               providing that TIMET is not precluded from using the results of its R&D activities in manufacturing conducted outside the scope of any agreements with R-R, the Parties each agree, to the greatest extent possible, to make available to the other Party the results of such research and development work where such results could enhance the [ * ] and [ * ].

               The Parties commit to undertake regular reviews of each of their R&D activities and to dedicate some portion of each of their total R&D activities in support of mutually agreed upon and mutually defined areas [ * ]. In addition to regular R&D activity reviews, the Parties commit to at least an [ * ] review of progress against the agreed upon R&D [ * ].

          (g) Other [ * ] Initiatives. TIMET will use all commercially reasonable efforts to pursue such additional initiatives pertaining to [ * ] as have previously been or may in the future be discussed, and as are mutually agreed to by the Parties.

          (h)  [ * ] Initiatives.  The Parties will work together to establish [
               * ] of [ * ] at the [ * ] of [ * ] that [ * ] that will, from time to time provide an appropriate [ * ] of [ * ] to R-R in the event of any [ * ] of the [ * ].

          (i)  Shared Understandings.  The Parties will work together toward a [
               * ] of achieving both shorter and longer term generic improvements to [ * ], and to this end will each continue to participate in Customer Value Initiatives and other regular forums to assist in achieving these [ * ]. The Parties commit to expanding the scope of the Customer Value Task Force as may be reasonably necessary to accomplish such exchanges. The Parties understand and acknowledge that all of the [ * ] and [ * ] identified in this Section 6.7 do not represent [ * ] for [ * ] of any specified [ * ], but, rather, represent their mutual [ * ]. The Parties further acknowledge that in the course of developing and implementing any new technical or production improvement [ * ], temporary [ * ] or [ * ] may inevitably result and, therefore, it may be necessary, from time to time, for the Parties to cooperate in agreeing upon such [ * ] as a part of the ultimate achievement of the [ * ].

5. SEPARATE [ * ] COMMITMENT BY [ * ] GROUP

The version of Section 4.1 of the Common Terms that is applicable to R-R and contained in Section 8.1 of the Master Agreement shall be deleted and replaced in its entirety by the following new Section 4.1:

     4.1 Subject to the other terms and conditions contained in these Common Terms (including, but not limited to, any limitations on TIMET's obligation to sell TIMET Titanium Products to R-R and to Section 4.5 of these Common Terms), R-R agrees that it will [ * ] from TIMET in

                                        7

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          each [ * ] during the term of the Purchase  Agreement a [ * ] equal to the [ * ] of the [ * ] identified in subsections (a) and (b) below:

          (a) a [ * ] of TIMET Titanium Products comprised of non-[ * ] Parts not less that the greater of the [ * ] identified in subpart (i) or the [ * ] identified in subpart (ii) below:

               (i)  the difference  between (A) [ * ] and (B) the [ * ] of non-[
                    * ] Parts for such [ * ]; or

               (ii) the difference between (A) [ * ] of R-R's [ * ] for non- [ *
                    ] Parts for such calendar year and (B) the [ * ] of non-[ * ] Parts for such [ * ];

                           and

          (b)  [ * ] of R-R's [ * ] for TIMET Titanium Products comprised of [ *
               ].

          Subject to the other terms and conditions of the Purchase Agreement, TIMET agrees that it will sell to Purchaser such volume of TIMET Titanium Products actually ordered by Purchaser. For purposes of this
          Section 4.1:

               (x) A TIMET Titanium Product shall be deemed to have been purchased in the [ * ] in which it is [ * ] for [ * ] as agreed between Purchaser and TIMET (regardless of whether actually [ * ] by TIMET during such [ * ]); provided, however, that if payment for such TIMET Titanium Product is not subsequently made by Purchaser, such TIMET Titanium Product will be deducted from the [ * ] for the [ * ] in [ * ];

               (y) TIMET Titanium Products with respect to which a Purchase Order is terminated in accordance with Section 10.1 of the Terms & Conditions shall be [ * ] only in an amount equal to the relevant volume (in kilograms) times the [ * ] of [ * ] as an Equitable Termination Settlement in accordance with Sections 10.3 and 11.2 of the Terms & Conditions; and

               (z) Any substitute Titanium Product purchased by Purchaser pursuant to Sections 5.1(b) or 9.3 of the Terms & Conditions shall be [ * ] for purposes of this Section 4.1 as if it were a [ * ] by [ * ].

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


6. [ * ] LIMITATIONS

6.1 Section 2.11 through and including Section 2.32 of the Common Terms shall be renumbered as Sections 2.12 through 2.33, respectively, and a new
     Section 2.11 shall be added to the Common Terms, as follows:

     2.11 [ * ] means a limit of plus [ * ] or minus [ * ] in the [ * ] variations between consecutive accounting periods of [ * ] each for each TIMET Titanium Product (determined on the basis of [ * ]) contained in TIMET's [ * ] schedule. In no case shall any such variation in [ * ] be deemed to reduce, or be construed to imply TIMET's agreement to reduce, the [ * ] set forth in Schedule 2 to the Common Terms.

6.2 Section 2.12 of the Common Terms shall be deleted in its entirety and replaced with the following new Section 2.12:

     2.12 [ * ] means [ * ]; providing, however, that a maximum volume limitation of [ * ] per [ * ] accounting period shall apply to the combined [ * ] of [ * ] and [ * ] for that [ * ] accounting period assuming TIMET is able to [ * ] the [ * ].

7. ADDITION OF [ * ] AND PRICING TO SCHEDULE 1 TO COMMON TERMS (PRICING SCHEDULE) AND DIVISION OF TIMET TITANIUM PRODUCTS INTO [ * ]

     7.1 Schedule 1 to the Common Terms shall be amended by adding thereto the following products, which are hereafter included within the scope of the term "TIMET Titanium Products" as used in the Master Agreement, with such products having the [ * ], as referred to in Section 4.1 of the Master Agreement, set forth below ("[ * ] Pricing Schedule"):

                              [ * ]Pricing Schedule

          [ * ]

     7.2 The TIMET Titanium Products identified in Schedule 1 to Exhibit A of the Master Agreement, as amended by the addition of the products listed in the [ * ] contained in Section 7.1 herein, shall be divided into [ * ], as follows:

          (a)  the [ * ] consisting of [ * ] and [ * ]; and

          (b)  [ * ] (the [ * ]).

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8.   RENUMBERING  OF CROSS  REFERENCES  TO AMENDED  SECTIONS.  To the extent any sections in the Master Agreement are renumbered upon the effectiveness of this First Amendment, all cross-references to such renumbered sections contained in any part of the Master Agreement shall be deemed to be revised, as appropriate, to refer to the renumbered section.

9. CONTINUING EFFECTIVENESS OF MASTER AGREEMENT. Except as expressly amended by this First Amendment, the Master Agreement shall remain in full force and effect.

10. COUNTERPARTS. This First Amendment may be executed in multiple, identical counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this First Amendment to Purchase and Sale Agreement is executed by an authorized representative of each Party to be effective as of the date first hereinabove set forth.

ROLLS-ROYCE plc                           ROLLS-ROYCE plc


By: /s/ Chris Hole                        By: /s/ Julia King

Name: Chris Hole                          Name: Julia King

Title: Procurement Director               Title: Managing Director


Notices to:
Rolls-Royce plc
P.O. Box 31
Derby DE24 8BJ, England
Attn: [ * ]
General Manager - Materials Supply Chain
Facsimile No.: [ * ]


TITANIUM METALS CORPORATION

By: /s/ J. Landis Martin

Name: J. Landis Martin

Title: Chairman & Chief Executive Officer

Notices to:                               With a copy to:
----------                                --------------
TIMET UK Limited                          Titanium Metals Corporation
P.O. Box 704                              1999 Broadway, Suite 4300
Witton                                    Denver, Colorado 80202
Birmingham B6 7UR                         USA
England                                   Attn:  Vice President, General Counsel
Attn:    Director--Sales and Marketing             & Secretary
Facsimile No.: [ * ]                      Facsimile No.: [ * ]


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